Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-267744 and 333-259072 on Form S-8 and Nos. 333-261466 and 333-257774 on Form S-3 of WM Technology, Inc. of our report dated March 16, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this annual report on Form 10-K.

/s/ Baker Tilly US, LLP

Irvine, California
March 16, 2023